Exhibit 99.1

As corrected on March 12, 2004

Aether Systems Announces Fourth Quarter and Year-End 2003 Results

OWINGS MILLS, Md. — Feb. 17, 2004, as corrected on March 12, 2004 — Aether Systems, Inc. (NASDAQ: AETH), a leading provider of wireless and mobile data solutions, today reported financial results for the fourth quarter and the fiscal year ended December 31, 2003. These results reflect the reclassification of the results of Aether’s Enterprise Mobility Solutions (“EMS”) division, which Aether sold in January 2004, as discontinued operations.1 Revenue for 2003 was $55.6 million, as compared to $59.3 million in 2002. Q4 2003 revenue was $12.5 million, as compared to $15.9 million in the same period last year and $13.7 million in Q3 2003.

The decrease in revenue from continuing operations for the 2003 year, as compared to 2002, reflected a decline in subscriber revenue, partially offset by an increase in revenue from device sales. Revenue from software and related services was flat year over year. In Q4 2003, both subscriber revenue and revenue from software and related services declined, as compared to Q4 2002, while revenue from device sales increased. As compared to Q3 2003, subscriber revenue and revenue from software and related services both declined (from $6.0 million and $5.0 million, respectively, in Q3 2003) and revenue from device sales increased slightly (from $2.7 million in Q3 2003).

Net loss from continuing operations for 2003 was ($0.84) per share, or ($35.8 million), which was significantly smaller than the 2002 net loss from continuing operations of ($2.37) per share or ($99.6 million). For Q4 2003, net loss from continuing operations was ($0.23) per share, or ($10.1 million). The Q4 2003 (and full year 2003) amount includes approximately $1.5 million ($0.04) per share of professional and other fees and expenses that Aether incurred in pursuing potential strategic transactions that, as of the end of the fiscal year, management did not expect would be completed. These fees and expenses are reported as part of Aether’s general and administrative operating expenses in Q4 2003. In Q4 2002, net income from continuing operations was $0.03 per share, or $1.3 million, which included a gain on extinguishment of debt of $11.5 million, or $0.27 per share. In Q3 2003 by comparison, net loss from continuing operations was ($0.15) per share, or ($6.2 million).

Aether reported a 2003 net operating loss from continuing operations, excluding certain non-cash and other charges, of ($0.61) per share, or ($25.8 million).2 This is a non-GAAP financial measure that management considers, along with GAAP measures, when evaluating the Company’s operating performance. In 2002, net operating loss from continuing operations, excluding certain non-cash and other charges, was ($1.11) per share, or ($46.7 million). Aether reported a Q4 2003 net operating loss from continuing operations, excluding certain non-cash and other charges, of ($0.18) per share or a total of ($7.7 million). In the same period last year, net operating loss from continuing operations, excluding certain non-cash and other charges, was ($0.19) per share, or ($7.8 million). The full year 2003 and Q4 2003 amounts include the $1.5 million ($0.04) per share of strategic transaction expenses discussed above. In Q3 2003, the comparable amount was ($0.12) per share, or ($4.9 million). This non-GAAP financial measure is discussed below and is reconciled to net operating loss, which is the most directly comparable GAAP financial measure, in an attachment to this press release, as required by the SEC’s Regulation G.

[1]	In accordance with generally accepted accounting practices (“GAAP”), the results of the EMS division for all periods have been reclassified as discontinued operations, so that period-to-period comparisons are presented on a comparable basis.

[2]	“Non-cash and other charges” include restructuring charges, the amortization of intangibles and other non-cash items primarily relating to acquisitions, the Company’s share of losses in joint ventures under equity method accounting, gain on extinguishment of debt, and non-cash

As corrected on March 12, 2004

Total cash and cash equivalents (including investments available for sale) declined by $32.3 million during Q4 2003. Approximately 75% of this decline resulted from payments made during the quarter to terminate several leases (primarily for vacant office space) that were included in the Company’s restructuring reserve. These payments reduced the restructuring reserve to $1.5 million at December 31, 2003. Aether does not expect to incur significant restructuring payments in the future.

“In fiscal 2003, Aether took several important steps toward reaching its goal of profitability,” said Chairman and CEO David S. Oros. “We substantially completed our organizational restructuring, which resulted in significant expense reductions, and we further reduced our cash burn by divesting assets associated with the EMS division. The combined effect of this aggressive expense reduction program, along with execution of our strategic divestiture process, clearly had a negative impact on our revenue in 2003, which came in somewhat below expectation.”

“As we move forward, we will seek to improve the profitability of our Mobile Government and Transportation units,” Mr. Oros added. “At the same time, we continue to explore possible acquisitions, additional divestitures, and other strategic options that we believe will allow us to enhance the value of our assets for our shareholders.”

Operating expenses in 2003 were $61.6 million, as compared to $114.5 million in 2002. Operating expenses in Q4 2003 were $15.6 million, as compared to $17.5 million in Q4 2002 and $12.2 million in Q3 2003. Operating expenses for 2003 and for Q4 2003 include the $1.5 million of strategic transaction expenses discussed above.

Use of Non-GAAP Financial Measure

This press release refers to net operating loss from continuing operations, excluding non-cash and other charges, which is a non-GAAP financial measures, as defined by the SEC’s Regulation G: We provide this non-GAAP financial measure because we believe that when considered with the comparable GAAP measure, it enhances an investor’s ability to compare the Company’s performance from one period to the next. Aether management considers this non-GAAP financial measure in evaluating the Company’s operations. We also believe it aids in management’s and investors’ assessment of the use of cash by the Company’s core operations, as it excludes cash items (such as restructuring charges) that in management’s judgment do not reflect the ongoing cash expenses of the Company’s continuing business, as well as non-cash gains and charges. In addition, analysts and others in the investment community use this metric to evaluate the Company’s performance and to express performance estimates for the Company. This non-GAAP financial measure requires management to make judgments about the exclusion of certain items, and if different judgments were made, the amounts reported would be different.

expenses relating to options and warrants and certain other items, all of which are set forth on a reconciliation attached to this press release.

As corrected on March 12, 2004

Conference Call

Aether will host a conference call on Wednesday, February 18, 2004 at 8:30 a.m. Eastern Time. Interested parties may access the call at www.aethersystems.com or by telephone at 1-800-441-0022. Please ask for the Aether Systems call. Replay of this call will be available until Wednesday, March 10, by calling 1-800-839-0860, access code 1411. Additionally, this press release is available on the Company’s website.

About Aether Systems, Inc.

Aether Systems provides wireless and mobile data solutions that increase efficiency and productivity for the Transportation, Fleet Management, and Public Safety markets. Aether’s transportation and fleet management solutions, in use by over 600 fleets, include the industry-leading MobileMax™ multi-mode system. MobileMax automatically switches between land-based and satellite communications to ensure complete coverage and cost-effective communications. Aether’s public safety solutions help hundreds of Police and Fire departments in North America leverage the power of wireless for improved service to the public. The PacketCluster family of products provides officers in the field with empowering applications including direct access to motor vehicle and warrant information within seconds, and paperless reporting systems. For more information, please visit www.aethersystems.com

Forward-Looking Statement Disclosure

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward looking statements include those regarding the Company’s efforts to achieve profitability, its expectation that it will not incur significant restructuring charges in the future, its pursuit of various strategic options, and the impact of such strategic options on shareholder value. Forward-looking statements typically include the words “expect,” “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” and similar expressions as they relate to Aether or its management. Forward-looking statements are based on our current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of our future performance or results. Our actual performance and results could differ materially from what we project in forward-looking statements for a variety of reasons and circumstances, including particularly such risks and uncertainties Risks and uncertainties that may affect the Company’s operations, financial condition and financial results are discussed in detail in the Company’s Annual Report on Form 10-K. They include, but are not limited to: whether we will be able to alter our services to meet changing market demands and technologies; whether we will be able to recruit and retain qualified personnel, particularly in light of restructuring efforts and divestiture processes; our dependence on wireless networks owned and controlled by third parties; potential negative effects on our operations and financial results from workforce reductions, other restructuring activities, and the evaluation of strategic alternatives (including possible divestitures); limitations on our ability to protect the Company’s intellectual property; service disruptions and systems failures; and the potential loss of significant customers. Aether undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

As corrected on March 12, 2004

AETHER SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
in thousands except per share data

Subscriber revenue	$5,417	$8,172	$25,972	$31,302
Software and related services	4,259	5,622	19,382	19,550
Device sales	2,862	2,095	10,196	8,469

Total revenue	12,538	15,889	55,550	59,321
Cost of subscriber revenue	2,356	4,073	11,759	15,846
Cost of software and related services	1,119	1,163	4,507	6,150
Cost of device sales	3,157	2,277	10,774	7,441

Total cost of revenue	6,632	7,513	27,040	29,437

Gross profit	5,906	8,376	28,510	29,884
Operating expenses:
Research and development	2,467	2,283	10,282	10,296
General and administrative	7,726	8,579	29,092	41,569
Selling and marketing	1,715	2,475	7,799	11,007
Depreciation and amortization	3,305	2,881	9,986	13,103
Option and warrant expense	350	437	1,315	3,132
Impairment of intangibles and fixed assets	—	538	2,036	33,655
(Gain) loss on disposal of assets	(94)	—	744	-
Restructuring charge	101	308	372	1,703

Total operating expenses	15,570	17,501	61,626	114,465

Operating loss	(9,664)	(9,125)	(33,116)	(84,581)
Other income (expense):
Interest income (expense), net	(1,013)	(918)	(3,171)	(5,339)
Gains on extinguishment of debt	—	11,450	—	42,765
Equity in gains/(losses) of investment	—	(72)	(97)	(4,744)
Investment gain/(loss), including impairments, net	623	(618)	587	(14,412)
Other income	—	—	—	-
Cumulative effect of change (SFAS 142)	—	—	—	(33,876)
Income tax benefit/(provision)	—	618	—	618

Net income/(loss) from continuing operations	$(10,054)	$1,335	$(35,797)	$(99,569)

Net loss from discontinued operations	(2,333)	(25,456)	(13,655)	(225,853)

Net loss	$(12,387)	$(24,121)	$(49,452)	$(325,422)

Net income/(loss) per share from continuing operations	$(0.23)	$0.03	$(0.84)	$(2.37)
Net loss per share from discontinued operations	$(0.06)	$(0.60)	$(0.32)	$(5.36)

Net loss per share	$(0.29)	$(0.57)	$(1.16)	$(7.73)

Weighted average shares outstanding — basic and diluted	42,883	42,220	42,616	42,117

Reconciliation to net loss from continuing operations excluding non-cash and other charges:

Net income/(loss) from continuing operations per GAAP	(10,054)	1,335	(35,797)	(99,569)
Add back non-cash and other charges:
Other adjustments (impairment of goodwill, write-down of investments, inventory obsolescence)	(623)	1,156	1,449	48,067
Amortization of intangibles	2,654	935	5,979	4,773
Proportionate share of losses in investee	—	72	97	4,744
Other income	—	—	—	-
Option and warrant expense	350	437	1,315	3,132
Restructuring charge (includes cash and non cash charges)	101	308	372	1,703
Loss on disposal of assets	(94)	—	744	-
Gains on extinguishment of debt	—	(11,450)	—	(42,765)
Cummulative effect of change in accounting principle	—	—	—	33,876
Income tax benefit/(provision)	—	(618)	—	(618)

Net loss from continuing operations excluding non-cash and other charges	(7,666)	(7,825)	(25,841)	(46,657)

Net loss from continuing operations excluding non-cash and other charges per share — basic and diluted	$(0.18)	$(0.19)	$(0.61)	$(1.11)

As corrected on March 12, 2004

AETHER SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,	December 31,
	2003	2002
in thousands

Current assets:
Cash and cash equivalents	$26,222	$56,227
Investments available for sale	20	255,825
Trade accounts receivable	15,014	13,928
Inventory	10,162	15,997
Assets held for sale	—	5,250
Net assets from discontinued operations	14,219	26,480
Leased equipment receivable	2,636	1,655
Prepaid expenses and other current assets	16,338	14,901

Total current assets	84,611	390,263
Restricted cash	13,460	8,923
Investments available for sale	223,122	2,228
Furniture, computers, and equipment, net	9,335	9,290
Leased equipment receivable	8,765	6,691
Intangibles and other assets	58,812	56,014

	$398,105	$473,409

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$388	$513
Accrued expenses	12,220	11,915
Restructuring reserve	1,407	8,651
Accrued employee compensation and benefits	2,796	4,825
Accrued interest payable	2,529	2,529
Net liabilities from discontinued operations	9,687	15,694
Deferred revenue	15,373	10,638

Total current liabilities	44,400	54,765

Long-term liabilities:
Convertible subordinated notes payable and other notes payable	154,912	154,912
Deferred revenue	18,799	11,789
Restructuring reserve	70	23,801
Deferred rent	623	742
Stockholders’ equity	179,301	227,400
Commitments and contingencies

	$398,105	$473,409